Exhibit 99.1

NEWS RELEASE: Nov. 9, 2006

FARM - NASDAQ NATIONAL MARKET SYSTEM

Farmer Bros. Reports Earnings per Share of $0.07 for Fiscal First Quarter

TORRANCE, Calif.—(BUSINESS WIRE)—Nov. 9, 2006—Farmer Bros. Co. (Nasdaq:FARM) today reported a net income for its first fiscal quarter ended Sept. 30, 2006 of $1.0 million or $0.07 per share, compared with a net loss in the same quarter last year of $1.1 million or $0.08 per share.

“We continued to work to hold down our operating costs as we invest in programs to grow sales,” said Guenter Berger, Chairman and CEO. “Our new packaging, which we rolled out in the first quarter, represents a major effort to elevate our brand and take advantage of our 94 years in the food-service industry. Our sales team is now engaging current and prospective customers with the new look and with an even broader array of quality products.”

Net sales in the first quarter were $48.3 million, compared with $48.4 million for the same period last year. Gross profit margins were essentially unchanged between 2006 and 2005. Although profit margins on allied products compared favorably with last year, the average cost of green coffee in this year’s first quarter exceeded the prices last year by 4%.

Selling, general and administrative expenses increased about 3% in the first quarter over the same period last year. The increase is primarily due to higher costs of coffee brewing equipment associated with new sales programs and consulting costs relating to the continuing upgrade of the Company’s computer systems.

The Company also reported “Other, net income” in the first quarter of $1.3 million compared with last year’s net expense of $1.7 million. This year’s result reflects adjustments to the carrying value of the Company’s interest-sensitive investments, primarily preferred stock. Last year’s result reflected a volatile increase in green coffee costs, which led to a loss in the value of futures and options contracts that the Company used to hedge against a decline in future coffee prices.

The Company reported cash and short-term investments of $180.5 million on Sept. 30, 2006, compared with $181.7 million on June 30, 2006. The Company’s cash outlay for its shareholder dividend during the first quarter was $1.5 million.

Management reported on the progress of its longer-term growth initiatives:

•                  Promotion of our brand: The Company introduced the first of its new packaging in October, and began to roll out new point-of-sale materials that mirror the new packaging. The Company introduced its new look at two major trade shows, the Western Foodservice & Hospitality Expo in Los Angeles in August and the National Association of Convenience Stores show in October.

•                  New products: During the first quarter of fiscal 2007, the Company continued to develop and introduce new products.  In particular, it expanded its line of canned coffees to include Premium, Premium Decaf, 100% Columbian, Dark-Roast and a seasonal Holiday Blend. In additional, it introduced a new bag coffee, Arabica Rush, which has been favorably received.

•                  Expansion and Cost Control: The Company is preparing to open new branches in Cincinnati and Shreveport.  It has reduced costs by negotiating more favorable pricing on certain non-coffee raw materials and continues to refine its business processes as it implements changes to its information systems.

Farmer Bros. Co. is an institutional coffee roaster that sells a variety of coffee and allied products to the food service industry. The Company’s signature trucks and vans bearing the “Consistently Good” logo are seen throughout Farmer Brothers’ 28-state service area. Farmer Brothers has paid a dividend in every year since 1953, increased its dividend in every year since 1997, and its stock price has risen on a split-adjusted basis from $1.80 a share in 1980. For more information, go to: www.farmerbroscousa.com.

Forward-Looking Statements

Certain statements contained in this report regarding the risks, circumstances and financial trends that may affect our future operating results, financial position and cash flows are not based on historical fact and are forward-looking statements within the meaning of federal securities laws and regulations.  These statements are based on management’s current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact.  These forward-looking statements can be identified by the use of words like “anticipates,” “feels,” “estimates,” “projects,” “expects,” “plans,” “believes,” “intends,” “will,” “assumes” and other words of similar meaning.  Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements.  A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur.  Users should not place undue reliance on the forward-looking statements, which speak only as of the date of this report.  The Company undertakes no obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, fluctuations in availability and cost of green coffee, competition, organizational changes, the impact of a weaker economy, business conditions in the coffee industry and food industry in general, the Company’s continued success in attracting new customers, variances from budgeted sales mix and growth rates, and weather and special or unusual events, as well as other risks described in this report and other factors described from time to time in the Company’s filings with the SEC.

FARMER BROS. CO.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share and per share data)
(Unaudited)

	Three months ended
	September 30,	September 30,
	2006	2005
Net sales	$48,264	$48,424
Cost of goods sold	20,181	19,539
Gross profit	$28,083	$28,885

Selling expense	24,664	24,069
General and administrative expenses	6,156	5,940
Operating expenses	$30,820	$30,009
(Loss) income from operations	$(2,737)	$(1,124)

Other income (expense):
Dividend income	956	869
Interest income	1,460	915
Other, net (expense) income	1,304	(1,715)
Total other income, net	$3,720	$69

(Loss) income before taxes	983	(1,055)

Income tax expense	(30)	24

Net (loss) income	$1,013	$(1,079)

Net (loss) income per common share	$0.07	$(0.08)

Weighted average shares outstanding	14,020,523	13,811,373

Dividends declared per share	$0.11	$0.105

The accompanying condensed financial statements of the Company are subject to year-end audit by independent auditors, but in Management’s opinion all adjustments necessary for a fair presentation of operating results have been made.

CONTACT: Abernathy MacGregor Group
Jim Lucas / Whitney Hays, 213-630-6550

SOURCE:  Farmer Bros. Co.